Exhibit 5.1

Rio de Janeiro, December 2, 2003

To:

Companhia Vale do Rio Doce

Vale Overseas Limited

Avenida Graça Aranha

No. 26, 17th floor

Rio de Janeiro, RJ. Brazil.

200005-900

Ladies and Gentlemen:

1. We have acted as special Brazilian counsel for Companhia Vale do Rio Doce (“CVRD”), a corporation organized and existing under the laws of Brazil, and for Vale Overseas Limited (“Vale Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with the preparation and filing by CVRD and Vale Overseas under the United States Securities Act 1933 (“Securities Act”), as amended, of a Registration Statement on Form F-3 (“Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) with respect to (i) unsecured debt securities of CVRD (“CVRD Debt Securities”), and (ii) debt securities of Vale Overseas (“Vale Overseas Debt Securities”) guaranteed by CVRD (“Guarantees”). The CVRD Debt Securities, the Vale Overseas Debt Securities and the Guarantees (collectively referred herein as the “Securities”) are to be issued from time to time on a delayed and continuous basis pursuant to Rule 415 under the Securities Act, for an aggregate registered amount not to exceed US$2,000,000,000. All capitalized terms used herein not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

2. In rendering the opinions set forth below, we have examined a copy of the above mentioned Registration Statement, as well as copies of the documents listed below:

(a) consolidated and updated by-laws of CVRD as modified by the Extraordinary General Shareholders’ Meeting held on April 16, 2003;

(b) the final form of the indenture to be entered into by and between CVRD, as issuer and JPMorgan Chase Bank, as trustee (“CVRD Indenture”); and

(c) an indenture dated as of March 8, 2002 among Vale Overseas, as issuer, CVRD, as guarantor and JPMorgan Chase Bank, as trustee and a form of the third supplemental indenture to be entered into among Vale Overseas, as issuer, CVRD, as guarantor, and JPMorgan Chase Bank, as trustee (such indenture, as supplemented by the third supplemental indenture, the “Vale Overseas Indenture”).

The CVRD Indenture and the Vale Overseas Indenture are collectively referred to herein as the “Transaction Documents”.

3. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of all records, agreements, instruments and documents, and we have made such investigations of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. For the purposes hereof, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us in agreed form, certified copies, photocopies or by facsimile or electronic mail and the authenticity of the original where certified copies or photocopies have been submitted, the conformity to original documents and completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents. We have also assumed that:

(i) no provision of each of the Transaction Documents and of the Securities conflicts with, or is otherwise unenforceable under, the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of each of the Transaction Documents and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

4. We have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of each of the Transaction Documents and of the Securities under the laws of (i) the State of New York; and (ii) the Cayman Islands, as the case may be.

5. We have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by CVRD and/or Vale Overseas and the other parties thereto. Furthermore, we have assumed (i) the due organization and valid existence of all parties to the Transaction Documents (other than CVRD) under the laws of the countries of their respective incorporation; (ii) the Transaction Documents and the Securities will have been duly authorized and validly executed and delivered by CVRD and Vale Overseas and other parties thereto; and (iii) that the performance thereof is within the capacity and powers of all such parties.

6. Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

(a) CVRD is a corporation duly organized and validly existing under the laws of Brazil;

(b) in the event that, in connection with the issuance, offer and sale of the CVRD Debt Securities to be issued under the CVRD Indenture and the performance of CVRD’s obligations thereunder, (i) all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) all necessary corporate actions are taken by CVRD, including actions taken by the Board of Directors and the Executive Board of CVRD or a combination of such bodies, (iii) the CVRD Debt Securities are duly executed and delivered by CVRD and, to the extent required by the CVRD

Indenture, are duly authenticated and countersigned, and (iv) the CVRD Debt Securities are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, a definitive underwriting or similar agreement, then the CVRD Debt Securities will constitute valid, binding and enforceable obligations of CVRD;

(c) in the event that, in connection with the issuance of Vale Overseas Debt Securities and the Guarantees and the performance of CVRD’s obligations thereunder, (i) all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) all necessary corporate actions are taken by CVRD, including actions taken by the Board of Directors and the Executive Board of CVRD or a combination of such bodies, and (iii) such Vale Overseas Debt Securities are duly authorized, executed and delivered by Vale Overseas and, to the extent required by the Vale Overseas Indenture, are authenticated and countersigned and are sold and delivered to, and fully paid for by, the purchasers at the price specified in and in accordance with the terms of, the underwriting or similar agreement, then the Guarantees will constitute valid, binding and enforceable obligations of CVRD; and

(d) the statements contained in the Prospectus constituting part of the Registration Statement under the caption “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” insofar as such statements constitute summaries of the legal matters and procedures under the laws of Brazil fairly summarize the matters referred to therein.

7. The foregoing opinions are subject to the following qualifications:

(i) in case it is necessary to enforce the rights provided for in the Transaction Documents or in the Securities in Brazilian courts (to the extent that Brazilian courts may have jurisdiction) or to present any of such documents to public entities in Brazil, the documents in which any of such right is set forth will have to be translated into Portuguese by a certified translator and registered with the appropriate Registry of Deeds and Documents in Brazil (for which translation and registration fees must be paid). Such translation and registration may be effected immediately prior to any such enforcement or presentation. Any interested party may request that powers of attorney be attested by a notary public and, if executed abroad, legalized with the nearest Brazilian consulate. Some government agencies (like the Central Bank of Brazil, for instance) still require that documents when submitted to them be notarized and consularized although this is not a legal requirement for presentation or enforceability of the same before Brazilian courts. Once the above requirements are met, each of the Transaction Documents and of the Securities will be in proper legal form under the laws of Brazil for the enforcement thereof in such jurisdiction;

(ii) the enforceability of each Transaction Document or of the Securities or such related documents in the courts of Brazil is subject to the payment of certain expenses and court fees;

(iii) a final conclusive judgment for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of any Transaction Document or of the Securities would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction) and such courts would enforce such judgment without any retrial or re-examination of the merits of the original action only if such judgment has been previously ratified by the Federal Supreme Court of Brazil; such ratification is available only if: (a) the judgment fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judgment was issued by a competent court after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judgment is not subject to appeal, (d) the judgment was authenticated by a Brazilian consulate in the State of New York, (e) the judgment was translated by a certified translator and (f) the judgment is not against Brazilian national sovereignty, public policy or good morals;

(iv) pursuant to specific Central Bank of Brazil regulations applicable to remittances abroad of payment in foreign currency by a Brazilian company acting as guarantor, in the case of guarantees issued by a Brazilian company to cover payment obligations of its subsidiaries abroad similar to the outlined granting of the Guarantees by CVRD, the following shall apply: (i) CVRD must obtain a favourable opinion from the Central Bank of Brazil for the granting of the Guarantees in respect to the issuance of the Vale Overseas Debt Securities pursuant to an application to be made at the time of the original transaction; (ii) at the time the Guarantees are to be honoured, CVRD must obtain from the Central Bank of Brazil a certificate of authorization for remittance abroad, in compliance with item 5 of Circular Letter No. 2619 issued by the Central Bank of Brazil on February 14, 1996; and (iii) for purposes of remittance abroad of funds by CVRD, the limit for the granting of guarantees of such nature will be the percentage of the debt corresponding to the equity participation of CVRD in the share capital of Vale Overseas;

(v) the issuance of each series of CVRD Debt Securities shall be registered with the Central Bank of Brazil through a corresponding Financial Transaction Registration (Registro de Operações Financeiras – “ROF”) to be obtained in accordance with the applicable regulations issued by the Central Bank of Brazil prior to the issuance date. Upon the remittance to CVRD in Brazil of the foreign funds related to the sale of the CVRD Debt Securities, CVRD must also validate the corresponding schedule of payments under the relevant ROF with the Central Bank of Brazil. The validation of the schedule of payments with the Central Bank of Brazil will enable CVRD to effect remittances abroad of principal and interest, if any, under the CVRD Debt Securities;

(vi) any payment in U.S. Dollars by CVRD in connection with the Transaction Documents or the Securities is subject to CVRD obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vii) in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing in Brazil on the date of declaration of bankruptcy, and the amount so determined shall be the amount to be considered for all purposes of the Brazilian Bankruptcy Law. Any judgment obtained against CVRD in the courts of Brazil in respect of any sum payable by it under any of the Transaction Documents or the Securities will be expressed in the Brazilian currency equivalent to the U.S. Dollars of such sum at the commercial exchange rate on the date at which such judgment is obtained, such sum being corrected in accordance with the exchange variation until the effective payment. The conversion of such Brazilian currency into U.S. Dollars and remittance thereof abroad would be subject to the prior authorization of the Central Bank of Brazil;

(viii) the enforceability of the Transaction Documents or of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles. Under the Brazilian Bankruptcy Law (Decree-law No. 7661 of June 21, 1945 as amended), applicable to bankruptcy proceedings administered in Brazil under Brazilian law generally, claims shall be classified in the following order of priority: (a) claims for damages caused by accidents at work and other claims relating to employment; (b) tax and social security claims; (c) claims for expenses incurred by the bankrupt estate; (d) secured claims; (e) personal claims enjoying special privilege; (f) personal claims enjoying general privilege, (g) ordinary claims and (h) subordinated debenture claims; and

(ix) we express no opinion as to any agreement, instrument or document other than the Transaction Documents and the Securities.

8. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” and “Validity of the Debt Securities” in the prospectus contained in such Registration Statement.

9. The opinions expressed herein are limited to the laws of Brazil as presently existing and we do not purport to express any opinion on any questions arising under the laws of any other jurisdiction.

Yours faithfully,

PINHEIRO NETO—ADVOGADOS

By:	/s/ Antônio Mendes